EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of December 19, 2024, by and between NATHEN FUENTES, residing at XXXXX (the “Senior Executive”), and RENOVARO, INC., a Delaware corporation with its mailing address located at 2080 Century Park East, 906, Los Angeles, CA 90067 (the “Company”).

R E C I T A L S :

WHEREAS, the Company is engaged in the business of biotechnology related to the detection, treatment or cure of infectious diseases, including the use of AI technology, and ancillary businesses or services related thereto (the “Business”);

WHEREAS, the Senior Executive is desirous of being employed by the Company and the Company is desirous of employing as the Senior Executive on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Employment; Term. The Company shall employ the Senior Executive, and the Senior Executive shall accept employment by the Company, upon the terms and provisions, and subject to the conditions, of this Agreement. The term of the Senior Executive’s employment hereunder shall commence on the date hereof (the “Employment Date”) on terms and conditions reasonably satisfactory to the Senior Executive as set forth herein and shall terminate on the second (2nd) anniversary of the Employment Date (as the same may be extended in accordance with this Section 1 or terminated earlier as provided in this Agreement, (the “Employment Term”)). This Agreement shall automatically renew for successive one (1) year periods following the initial two (2) year Employment Term and any extensions thereof, if applicable, unless either party provides written notice to the other party not less than ninety (90) days prior to the end of the then-existing Employment Term, that such party does not desire the Employment Term to automatically renew, in which event this Agreement shall terminate as of the last day of the then-existing Employment Term.

2.	Position and Duties.

(a)	Position. The Company shall employ the Senior Executive, and the Senior Executive shall initially serve, as the Chief Financial Officer of the Company. The Senior Executive shall be responsible for overseeing and managing the operational affairs of the Business.

(b)	Duties; Other Organizations. During the Employment Term, the Senior Executive agrees to devote his full time and efforts exclusively on behalf of the Company and to competently, diligently and effectively discharge all of his duties hereunder. During the Employment Term, the Senior Executive shall not be prohibited in any way from participating in such educational, welfare, social, religious, charitable, civic, or other non- employment organizations, which do not interfere with the full-time employment hereunder and which do not violate any of provisions of this Agreement. The Senior Executive further agrees to comply fully with all reasonable company policies as they are in effect from time to time during the Employment Term.

(c)	Investments. Nothing in this Agreement shall prohibit the Senior Executive from making any investments in the securities of any entity or business enterprise; provided, however, that during the Employment Term, the Senior Executive shall not: (i) make any investments (other than “passive investments” as defined below) in the securities of any entity or business enterprise which engages in a business that competes directly with the Business; (ii) manage, supervise, run or direct any entity or business enterprise other than the Company or (iii) maintain his various securities licenses with a registered broker- dealer and act as a sales representative therewith. An investment shall be considered a “passive investment” to the extent that such securities (i) are actively traded on a United States national securities exchange, on the NASDAQ National Market System or Small Cap Market System, on the OTC Bulletin Board, or on any foreign securities exchange, and (ii) represent, at the time such investment is made, less than five percent (5%) of the aggregate voting power of such entity or business enterprise.

3.	Base Salary.

(a)	Base Salary. During the Employment Term, the Company shall pay to the Senior Executive an annual salary of $280,000 (the “Base Salary”). The Base Salary shall be payable in equal bi-weekly installments during any year of the Employment Term in accordance with the Company’s normal payroll procedures; provided, however, that such payments shall be subject to withholding for applicable taxes and any other amounts generally withheld from compensation paid to salaried senior executives of the Company.

(b)	Annual Bonus. With respect to each calendar year during the Term, Senior Executive shall be eligible to earn an annual discretionary cash bonus (the “Annual Bonus”), with a target Annual Bonus of up to $40,000 (the “Target Bonus”), subject to standard payroll deductions and withholdings, based on the Company’s achievement of certain performance goals as determined by the Board. The terms and criteria applicable to the Annual Bonus are as set forth on Exhibit A hereto. The Company shall pay the Annual Bonus to Senior Executive in the following calendar year, but no later than March 15th of such year, subject to Senior Executive’s continued employment on the date such Annual Bonus is paid. For the calendar year in which the Effective Date occurs, Senior Executive’s Annual Bonus shall be pro-rated based on the number of days remaining in the calendar year following the Effective Date.

(c)	Equity Grant. The Company shall grant to the Employee an equity incentive grant in the amount of 250,000, 5 year stock options to purchase the common stock of the Company (the “Renovaro Stock”) vesting ratably on a quarterly basis over a period of eight quarters, commencing on the Employment Date, at the closing price of Renovaro Stock on the Employment Date. Additionally, the Company shall grant to the Senior Executive a discretionary equity grant on the first anniversary of the Employment Date (the “Discretionary Equity Grant”) in such amount and on such terms as determined in the sole discretion of the Company.

4.	Business Expenses.

(a)	Business Expenses. The Company shall reimburse the Senior Executive for all business- related expenses including but not limited to computer and carrier service charges and Bloomberg, business travel, meals and entertainment expenses, that are reasonable and necessary to the conduct by the Senior Executive of the performance of his duties in connection with the conduct of the Business; provided that if upon request of the Company, the Senior Executive is not able to provide written, detailed substantiation that any expenses the Company may deny reimbursement of the expenses in accordance with then current business expense policy of the Company.

5.	Benefits; Indemnification and D&O Insurance.

(a)	Certain Benefits. During the Employment Term the Company will pay for the Senior Executive and his family’s health insurance. Initially this will entail paying for the current insurance that is in effect for the Senior Executive and his family. The Senior Executive may (subject to applicable eligibility requirements) participate in such insurance and health and medical benefits as are generally made available to the senior executives of the Company pursuant to such plans as are from time to time maintained by the Company; provided, however, that the Company shall implement and maintain a health and medical plan as soon after the Employment Date as is reasonably practical and maintain such throughout the Employment Term. The Senior Executive acknowledges that his participation in any benefit plan may require the Senior Executive’s co-payment of a periodic premium as a deduction from his salary.

(b)	Vacation and Paid Time off. During the Employment Term, the Senior Executive shall be entitled to four (4) weeks of paid time off per calendar year (as prorated for partial years) (the “Annual Vacation Grant”), during the term in accordance with the Company’s policy. The full Annual Vacation Grant will be available at the beginning of each calendar year. Unused vacation shall not carry over from year to year nor shall any unused vacation relating to a prior year be paid out upon termination. Unused vacation in respect of the year of termination will be paid out upon termination of the Executive’s employment on the Termination Date of the Senior Executive’s employment.

(c)	Other Benefits. During the Employment Term, the Senior Executive shall be entitled to receive such other benefits as may be provided to other similarly situated senior executives of the Company.

6.	Covenant Not to Solicit.

(a)	No Solicitation. The Senior Executive shall not, during the Employment Term and the twenty-four (24) month period following the Employment Term (the “Restriction Period”) directly or indirectly, solicit, entice, persuade, induce or cause any employee, officer, manager, director, consultant, agent or independent contractor of the Company to terminate his, her or its employment, consultancy or other engagement by the Company to become employed by or engaged by any individual, entity, corporation, partnership, association, or other organization (collectively, “Person”) other than the Company, or approach any such employee, officer, manager, director, consultant, agent or independent contractor for any of the foregoing purposes, or authorize or assist in the taking of any of such actions by any Person.

(b)	Prohibited Actions. The Senior Executive shall not, during the Restriction Period, directly or indirectly, solicit, entice, persuade, induce or cause:

(i)	any Person who either was a customer of the Company at any time during the Employment Term or is a customer of the Company at any time during the Restriction Period; or

(ii)	any lessee, vendor or supplier to, or any other Person who had or has a business relationship with, the Company at any time during the Employment Term or the Restriction Period;

(the Persons referred to in items (i) and (ii) above, collectively, the “Prohibited Persons”) to enter into a business relationship with any other Person for the same or similar services, activities or goods that any such Prohibited Person purchased from, was engaged in with or provided to, the Company or to reduce or terminate such Prohibited Person’s business relationship with the Company; and the Senior Executive shall not, directly or indirectly, approach any such Prohibited Person for any such purpose, or authorize or assist in the taking of any of such actions by any Person.

(c)	Terms. For purposes of this Section 6, the terms “employee”, “consultant”, “agent”, and “independent contractor” shall include any Persons with such status at any time during the six (6) months preceding any solicitation in question.

(d)	Referrals. Nothing in this Section 6 shall be interpreted as prohibiting the Senior Executive from referring business to a consultant, agent, lessee, vendor or supplier of the Company so long as the consultancy or other engagement with the Company is not adversely affected thereby.

7.	Non-Competition. Except as otherwise provided in this Agreement, the Senior Executive shall not, anywhere within the Restricted Territory, as hereinafter defined, directly or indirectly, alone or in association with any other Person, directly or indirectly, (i) acquire, or own in any manner, any interest in any Person that engages in the Business or that engages in any business, activity or enterprise that competes with any aspect of the Business, or (ii) be interested in (whether as an owner, director, officer, partner, member, lender, shareholder, vendor, consultant, employee, advisor, agent, independent contractor or otherwise), or otherwise participate in the management or operation of, any Person that engages in any business, activity or enterprise that competes with any aspect of the Business. For purposes hereof, Restricted Territory is global.

8.	Protection of Confidential Information. The Senior Executive acknowledges that prior to the Employment Date the Senior Executive has had access to, and during the course of the Senior Executive’s employment hereunder will have access to, significant Confidential Information (defined below). During the Restriction Period, (i) the Senior Executive shall maintain all Confidential Information in strict confidence and shall not disclose any Confidential Information to any other Person, except as necessary in connection with the performance of the Senior Executive’s duties and obligations under this Agreement, or as the Senior Executive may be compelled to disclose by law and (ii) the Senior Executive shall not use any Confidential Information for any purpose whatsoever except in connection with the performance of the Senior Executive’s duties and obligations under this Agreement.

For purposes of this Agreement, “Confidential Information” shall mean any and all information pertaining to the Company and the Business, whether such information is in written form or communicated orally, visually or otherwise, that is proprietary, non-public or relates to any trade secret, including, but not limited to, (i) information, observations and data obtained by the Senior Executive while employed by the Company concerning the Business, (ii) products or services, (iii) fees, costs and pricing structures, (iv) all business records and business strategies, (v) designs and analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers, suppliers, clients and customer, supplier and client lists, (xiii) other copyrightable works, (xiv) marketing plans and trade secrets, and (xv) all similar and related information in whatever form. Notwithstanding the foregoing, “Confidential Information” shall not include information that (i) is or becomes generally available to, or known by, the public through no fault of the Senior Executive, or (ii) is independently acquired or developed by the Senior Executive without violating any of his obligations under this Agreement.

9.	Inventions. The Senior Executive shall disclose promptly to the Company any and all conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, which are conceived or made by the Employee solely or jointly with another during the period of employment or within one (1) year thereafter and which are related to the business or activities of the Company. The Senior Executive hereby assigns and agrees to assign all his interest therein to Company or its nominee. Whenever requested by the Company, the Senior Executive shall execute any and all applications, assigns or other instruments that the Company shall deem necessary to apply for and obtain Letters of Patents of the United States or any foreign country or to otherwise protect the Company’s interest therein. These obligations shall continue beyond termination of employment with respect to inventions, improvements and valuable discoveries, whether patentable or not, conceived, made or acquired by the Senior Executive during the period of employment or within one year thereafter, and shall be binding upon the Senior Executive’s heirs, assigns, executors, administrators and other legal representatives.

10.	Return of Property. All correspondence, reports, charts, products, records, designs, patents, plans, manuals, sales and marketing material, memorandum, advertising materials, customer lists, distributor lists, vendor lists, telephones, beepers, portable computers, and any other such data, information or property collected by or delivered to the Senior Executive by or on behalf of the Company, their representatives, customers, suppliers or others and all other materials compiled by the Senior Executive which pertain to the business of the Company shall be and shall remain the property of the Company and shall be delivered to the Company promptly upon its request at any time and without respect upon completion or other termination of the Senior Executive’s employment hereunder for any reason.

11.	Representations of the Senior Executive. The Senior Executive represents and warrants to the Company that he is not subject to any restriction or non-competition covenant in favor of a former employer or any other person or entity, and that the execution of this Agreement by the Senior Executive and his provision of services to the Company and the performance of his obligations hereunder will not violate or be a breach of any agreement with a former employer or any other person or entity. Further, the Senior Executive agrees to indemnify the Company for any claim, including but not limited to attorneys’ fees and expenses of investigation, by any such third party that such third party may now have or may hereafter have against the Company based upon any noncompetition agreement, invention or secrecy agreement between the Senior Executive and such third party.

12.	Certain Additional Agreements.

(a)	Legitimate Interest. The Senior Executive agrees that it is a legitimate interest of the Company and reasonable and necessary for the protection of the goodwill and business of the Company, which are valuable to the Company, that the Senior Executive make the covenants contained in Sections 6, 7, 8, 9 and 10 (the “Selected Covenants”).

(b)	Fair and Reasonable. The parties acknowledge that (i) the type and periods of restriction imposed in the Selected Covenants are fair and reasonable and are reasonably required to protect and maintain the proprietary and other legitimate business interests of the Company, as well as the goodwill associated with the Business conducted by the Company, (ii) the Business conducted by the Company extends throughout the United States, and (iii) the time, scope, geographic area and other provisions of the Selected Covenants have been specifically negotiated by sophisticated commercial parties represented by experienced legal counsel.

(c)	Illegality. In the event that any covenant contained in this Agreement, including, without limitation, any of the Selected Covenants shall be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, (i) such covenant shall be interpreted to extend over the maximum period of time for which it may be legal, valid and enforceable, as applicable, and/or over the maximum geographical area as to which it may be legal, valid and enforceable, as applicable, and/or to the maximum extent in all other respects as to which it may be legal, valid and enforceable, as applicable, all as determined by such court making such determination, and (ii) in its reduced form, such covenant shall then be legal, valid and enforceable, as applicable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made. It is the intention of the parties that such covenants shall be enforceable to the maximum extent permitted by applicable law.

13.	Specific Performance. The Senior Executive acknowledges that any breach or threatened breach of the covenants contained in the Selected Covenants will cause the Company material and irreparable damage, the exact amount of which will be difficult to ascertain and that the remedies at law for any such breach or threatened breach will be inadequate. Accordingly, the Senior Executive agrees that the Company shall, in addition to all other available rights and remedies (including, but not limited to, seeking such damages as either of them can show it has sustained by reason of such breach), be entitled to specific performance and injunctive relief in respect of any breach or threatened breach of any of the Selected Covenants, without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law or irreparable harm.

(a)       Notwithstanding anything to the contrary in this Agreement to the contrary, in the event the Company is declared to have been in material default of this Agreement by final arbitration in a forum selected by the parties or final adjudication in any court, Sections 6 and 7 of this Agreement shall terminate and not be operative for any period of time thereafter.

14.	Termination.

(a)	For Cause. The Company shall have the right to terminate the Senior Executive’s employment under this Agreement at any time for Cause (defined below) upon written notice to the Senior Executive. In the event the Senior Executive’s employment hereunder is terminated by the Company for Cause, the Senior Executive shall be entitled to receive, and the Company shall pay the Senior Executive in accordance with its normal payroll procedures, (i) the Base Salary owing to the Senior Executive hereunder through the date of termination; and (ii) any business expenses which were properly reimbursable to the Senior Executive pursuant to Section 4 hereof through the date of termination. The Senior Executive shall be entitled to no further payment upon such termination. The Senior Executive acknowledges and agrees that each of the factors which comprise the definition of “Cause” constitutes, on an individual basis, adequate and sufficient grounds for termination of the Senior Executive’s employment with the Company.

For purposes of this Agreement, “Cause” shall mean:

(i)	The commission of any act of dishonesty by the Senior Executive with respect to the Company, including, but not limited to, misappropriation of funds or any property of the Company;

(ii)	The Senior Executive’s refusal to perform assigned duties and responsibilities as assigned by the Company as determined by the Company using reasonable business judgment;

(iii)	Gross insubordination by the Senior Executive as determined in by the Company using reasonable business judgment;

(iv)	Any breach by the Senior Executive of any covenant, condition or term contained in this Agreement or any other agreement(s) the Senior Executive may from time to time have with the Company, and the Senior Executive’s failure to cure such breach within fifteen (15) days of the Senior Executive’s receipt of written notice with respect thereto as determined by the Company using reasonable business judgment;

(v)	The Senior Executive’s material violation of policies of the Company (including, without limitation, regarding equal employment opportunity, employment discrimination, sexual or other forms of harassment and/or retaliation), which violation, in the judgment of the Company (using reasonable business judgment), is not or cannot reasonably be expected to be cured within fifteen (15) days after written notice is given to the Senior Executive by the Company;

(vi)	Any illegal drug or illegal substance use or abuse, any addiction or substantial dependence on the part of the Senior Executive on any legal or illegal drug, legal or illegal substance or alcohol that, as determined by the Company using reasonable business judgment, impairs, or could reasonably be expected to impair, the performance of the Senior Executive’s duties or obligations as set forth in this Agreement, or which is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company, other than the proper use of medication prescribed by a doctor;

(vii)	Any conviction of the Senior Executive of, or no contest plea by the Senior Executive to, a crime which is a felony or a misdemeanor involving an act of moral turpitude, or a misdemeanor committed in connection with his employment by the Company;

(viii)	The Senior Executive’s failure to perform the financial operations and management of the Company in accordance with any and all standards, procedures and/or guidelines or manuals as set forth by the Company from time to time.

(b)	Without Cause. The Company shall have the right to terminate the Senior Executive’s employment hereunder without Cause at any time upon thirty (30) days prior written notice to the Senior Executive. If the Company terminates the Senior Executive’s employment hereunder without Cause, the Senior Executive shall be entitled to receive, and the Company shall pay the Senior Executive, in accordance with its regular payroll policy, (i) Base Salary owing to the Executive through date of termination plus Base Salary for six (6) months (the period for which Base Salary shall be owed to the Executive under this Section 14(b) shall be referred to herein as the “Severance Period”); any business expenses which were properly reimbursable to the Senior Executive pursuant to Section 4 hereof through the date of termination; and (iv) during the Severance Period, the health, medical insurance and other benefits which are provided to the Senior Executive in Section 5 hereunder. In addition, if the Company terminates the Senior Executive’s employment hereunder without Cause, any options, equity or other compensation awards, granted by the Company to the Senior Executive which have not vested or are not yet exercisable shall automatically vest and become immediately exercisable by the Senior Executive commencing on the date the Senior Executive is terminated without Cause and for a period of five (5) years following such date of termination.

(c)	Good Reason. The Senior Executive shall be entitled to terminate his employment with the Company upon notice to the Company of his intent to terminate so within thirty (30). required to be provided by this Section 14(c) within fifteen (15) days following such notice. If the Senior Executive terminates his employment pursuant to this Section 14(c), such termination shall be deemed to be a termination by the Company without Cause, with the same effect and affording to the Senior Executive the same rights and benefits as otherwise provided in this Agreement upon a termination of the Executive’s employment by the Company without Cause as provided in Section 14(b) hereof.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events:

(i)	The Senior Executive is not retained as the CFO, even if the Senior Executive is allowed to continue in Company’s employ;

(ii)	There is a sale of substantially all of the assets or merger of the Company in which the Company is not the controlling entity;

(iii)	The Company materially reduces the Senior Executive’s duties and responsibilities hereunder;

(iv)	Any reduction in the Base Salary owed to the Senior Executive;

(v)	The Company fails to perform or observe any of its material obligations to the Senior Executive under this Agreement including, without limitation, by failing to provide or cause the provision of, any compensation or benefits to the Senior Executive that it is obligated to provide hereunder; or

(vi)	Fraudulent or unethical behavior on the part of the Company.

(d)       Voluntary. The Senior Executive shall be entitled to voluntarily terminate his employment with the Company prior to the end of the Employment Term upon ninety (30) days prior written notice from the Senior Executive to the Company. If the Senior Executive voluntarily terminates his employment hereunder, the Senior Executive shall be entitled to receive, and the Company shall pay the Senior Executive in accordance with its normal payroll procedures, (i) the Base Salary owing to the Senior Executive hereunder through the date of termination; and (i1) any business expenses which were properly reimbursable to the Senior Executive pursuant to Section 4 hereof through the date of termination. The Senior Executive shall be entitled to no further payment upon such termination. Notwithstanding the foregoing, if the Company upon receipt of Senior Executive’s written notice of voluntary termination, desires to terminate the Senior Executive’s employment prior to the expiration of the 30 day notice period for any reason and at any time, then the Company shall pay the Senior Executive his Base Salary for the time frame between the actual termination date and the 90th day from the date of Senior Executive’s written notice of voluntary termination. If the Senior Executive voluntarily terminates his employment hereunder, it shall not be deemed a breach of this Agreement by the Senior Executive or a violation of the Senior Executive’s duties or obligations hereunder.

15.	Miscellaneous.

(a)	Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, four (4) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 5:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s facsimile machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 15(a)), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the addresses set forth in the preamble to this agreement or to such other address as any party may specify by notice given to the other party in accordance with this Section 15(a).

(b)	Amendment. This Agreement may not be modified, amended, altered or supplemented, except by a written agreement executed by each of the parties hereto.

(c)	Entire Agreement. This Agreement contains the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes all prior and/or contemporaneous understandings and agreements of any kind and nature (whether written or oral) among the parties with respect to such subject matter, all of which are merged herein.

(d)	Waiver. Any waiver by a party hereto of any breach of or failure to comply with any provision or condition of this Agreement by any other party hereto shall not be construed as, or constitute, a continuing waiver of such provision or condition, or a waiver of any other breach of, or failure to comply with, any other provision or condition of this Agreement, any such waiver to be limited to the specific matter and instance for which it is given. No waiver of any such breach or failure or of any provision or condition of this Agreement shall be effective unless in a written instrument signed by the party granting the waiver and delivered to the other party hereto in the manner provided for hereunder in Section 15(a). No failure or delay by any party to enforce or exercise its rights hereunder shall be deemed a waiver hereof, nor shall any single or partial exercise of any such right or any abandonment or discontinuance of steps to enforce such rights, preclude any other or further exercise thereof or the exercise of any other right.

16.	Section 409 (A)

1.       The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and authoritative guidance promulgated thereunder to the extent applicable (collectively, “Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In no event whatsoever will the Company, any of its affiliates or any of their respective directors, officers, agents, attorneys, employees, executives, shareholders, investors, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on Senior Executive under Section 409A or any damages for failing to comply with Section 409A.

2.       Six-Month Delay for Specified Employees. If any payment, compensation or other benefit provided to Executive in connection with the termination of Executive’s employment is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is a specified employee as defined in Section 409A(2)(B)(i) of the Code, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination or, if earlier, ten business days following Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

3.       Termination as Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

4.       Payments for Reimbursements, and In-Kind Benefits. All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar month in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind, benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

5.       Payments Within Specified Number of Days. A payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the specified payment window.

6.       Installments as Separate Payment. For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

17.	Governing Law; Jurisdiction.

(a)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws that would result in the application of the laws of another jurisdiction.

(b)	Jurisdiction. Each of the parties unconditionally and irrevocably consents to the exclusive jurisdiction of the state or federal courts of the State of Delaware with respect to any suit, action or proceeding arising out of or relating to this Agreement, and each of the parties hereby unconditionally and irrevocably waives any objection to venue in any such court or to assert that any such court is an inconvenient forum, and agrees that service of any summons, complaint, notice or other process relating to such suit, action or other proceeding may be effected in the manner provided in Section 15(a) hereof. Each of the parties hereby unconditionally and irrevocably waives the right to a trial by jury in any such action, suit or other proceeding.

18.	Binding Effect, No Assignment, etc. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, estate, successors and permitted assigns. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party, and any attempt to do so shall be void and of no force and effect, except (i) assignments and transfers by operation of law and (ii) that the Company may assign any or all of its respective rights, interests and obligations hereunder to any purchaser of a majority of the issued and outstanding capital stock of the Company or a substantial part of the assets of the Company.

19.	Third Parties. Nothing herein is intended or shall be construed to confer upon or give to any Person, other than the parties hereto (or persons set forth in Section 17), any rights, privileges or remedies under or by reason of this Agreement.

20.	Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa.

21.	Counterparts. This Agreement may be executed in two (2) or more counterparts (including by facsimile signature or electronic (e.g. PDF)), which shall constitute a legal and valid signature), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document. This Agreement shall become effective when one or more counterparts, taken together, shall have been executed and delivered by all of the parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

RENOVARO, INC.

By:
Name: David Weinstein
Title: CEO

EXECUTIVE

Nathen Fuentes